FOR IMMEDIATE DISTRIBUTION	EXHIBIT 99.1

KFx Comments on Wall Street Journal Article

DENVER, September 29, 2004 — KFx Inc. (Amex: KFX) today released the following statement in response to an article that appeared in today’s Wall Street Journal:

“We are very pleased with the economic terms and the quality of our proposed partners in the potential transaction outlined in our Letter of Intent (LOI) with Kanturk Partners, LLC. This project could provide significant financial benefits to KFx without requiring us to make any capital investment in a major new facility in Alaska. Considerable capital could come in to KFx in the short term in the form of upfront license fees, and we have the possibility of significant ongoing revenues from our significant carried interest in the plant. The project also includes agreements between the State of Alaska and the government of Taiwan for the purchase of KFx’s proprietary K-Fuel™ product for Taipower, a state-owned Taiwanese utility, and other major Taiwanese industrial customers, marking KFx’s entry into the international energy market. The transaction structure – upfront license fees and an ongoing carried interest to capture much of the expected upside – is our preferred template for new plants outside the US Lower 48.”

“Kanturk LLC, incorporated in 2002 in Hong Kong and which later joined forces with a number of new Asian partners to form Kanturk Partners, LLC in early 2004, is an established Taiwan/ U.S. merchant bank. Kanturk Partners is engaging in a number of China/U.S. projects, including the import of Chinese automobiles into the U.S. Kanturk Partners was instrumental in bringing the Alaska initiative to fruition. In addition to financing, Kanturk Partners’ role in the project includes the sourcing of feedstock, permitting, infrastructure financing, transoceanic shipping and other logistics that are necessary to penetrate a new market. Negotiations on many of these fronts are already underway.”

KFx noted that the article questioned the Company’s disclosure related to the project. Because the LOI is subject to important conditions, including a coal purchase agreement by Kanturk, KFx had felt it was premature to announce this agreement. However on Thursday, September 16, the

Office of the Governor of Alaska issued a press release announcing the signing of a Memorandum of Understanding between high-ranking representatives of Taiwan’s government and the State of Alaska that included provisions for the purchase of K-Fuel™ by Taiwan. This press release and the Memorandum of Understanding have been posted on the Company web site at www.kfx.com.

The following are the facts relevant to disclosure of the project:

•	On Saturday, September 18, KFx signed a LOI with Kanturk Partners. Ted Venners, the Chairman and CEO of KFx, and John Venners recused themselves from the negotiations between KFx and Kanturk Partners.

•	On Monday, September 20, the next business day after the signing of the Kanturk LOI, KFx issued a press release describing its role in the project and announcing the LOI signed with Kanturk Partners. The complete LOI, which is subject to the signing of a definitive agreement, was included in a Form 8-K filing on Friday, September 24.

•	On Monday, September 27, KFx’s Chairman and CEO, Ted Venners, posted a message on the Company’s web site providing detailed information about the ownership of Kanturk Partners. This document was included in a Form 8-K filing made the following day.

Mr. Venners said: “There is a large short position in KFx shares. Separate and apart from this news story, given the obvious benefits of this transaction and, in general, the development of the Company over the past 2 1/2 years, we believe there are deliberate doubts, misinformation and confusion about the project and the Company being spread by short sellers to benefit themselves. We fully intend to keep focusing on our significant opportunities and let the Company’s future economic performance speak for itself.”

An article written by Frank Murkowski, Governor of Alaska, which outlines the benefits of the Alaska project and discusses KFx’s role in the project, is also available on the KFx website.

About KFx

KFx provides cost-effective solutions to help coal-burning industries increase energy production while meeting emissions standards. Through its patented K-Fuel(TM) process, KFx transforms abundant U.S. reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the ‘safe harbor’ provisions of the PSLRA. The Company’s actual results may vary materially from those described in any ‘forward-looking statement’ due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company’s Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contacts:

Media:

Jamie Tully

Citigate Sard Verbinnen

212-687-8080

Investors:

Ted Venners

KFx Inc.

303-293-2992